Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

Knightscope, Inc.,

Event Risk LLC

AND

ERIC ROSE

FEBRUARY 27, 2026

TABLE OF CONTENTS

Article I. PURCHASE AND SALE		1
1.1	Purchase and Sale	1
1.2	Closing	1
1.3	Consideration	1
1.4	Payment of Purchase Price	2
1.5	Closing Dividend	2
1.6	Purchase Price Adjustment	2
1.7	Potential Earn-Out Payments	4
1.8	Cash Revenue Share Payment	6
1.9	Equity Revenue Share Payment	8
1.10	Withholding	10
1.11	Purchase Price Allocation	10

Article II. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY		11
2.1	Organization of the Company	11
2.2	Authority; Valid and Binding Agreement	11
2.3	No Conflict	12
2.4	Consents	12
2.5	Subsidiaries	12
2.6	Capital Structure of Company.	12
2.7	Company Financial Statements	12
2.8	Liabilities	13
2.9	Accounts Receivable; Bank Accounts	13
2.10	Restrictions on Business Activities	13
2.11	Real Property Leases.	13
2.12	Tangible Assets; Sufficiency of Assets	13
2.13	Intellectual Property	14
2.14	Compliance with Laws	14
2.15	Services	14
2.16	Company Contracts	14
2.17	Change in Control Payments	14
2.18	Interested Party Transactions	14
2.19	Litigation	15
2.20	Insurance	15
2.21	Brokers’ and Finders’ Fees	15
2.22	Employee Benefit Plans	15
2.23	Employment Matters	15
2.24	Labor Matters	16
2.25	Tax Matters	16
2.26	Governmental Authorization	18
2.27	Disclaimer	18

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Article III. REPRESENTATIONS AND WARRANTIES OF BUYER		18
3.1	Organization of Buyer	18
3.2	Authority	19
3.3	Consents	19
3.4	No Conflict	19
3.5	Equity Consideration Duly Authorized; Capitalization	19
3.6	Brokers	19
3.7	Sufficiency of Funds	19
3.8	Independent Investigation	20
3.9	Disclaimer	20

Article IV. TAX MATTERS		20
4.1	Certain Taxes	20
4.2	Tax Returns	20
4.3	Tax Contests	21
4.4	Straddle Period	22
4.5	Cooperation	22
4.6	Intended Tax Treatment	22
4.7	Conflicts	22

Article V. CLOSING DELIVERIES		23
5.1	Buyer Closing Deliverables	23
5.2	Seller and Company Closing Deliverables	23

Article VI. COVENANTS		24
6.1	[Reserved]	24
6.2	Confidentiality	24
6.3	Public Disclosure	24
6.4	Legends	24
6.5	Further Action	24
6.6	No Competition; No Solicitation	25
6.7	Release	25
6.8	Employment Matters	26

Article VII. INDEMNIFICATION		26
7.1	Survival of Representations, Warranties and Covenants	26
7.2	Indemnification by the Seller	27
7.3	Limitations	28
7.4	Procedures	29
7.5	Right of Setoff; Withholding; Indemnity Payments	31
7.6	No Limitation in the Event of Fraud	31

Article VIII. DEFINITIONS, CONSTRUCTION, ETC.		32
8.1	Definitions	32
8.2	Construction	38

Article IX. GENERAL PROVISIONS		39
9.1	Notices	39
9.2	Entire Agreement	40

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9.3	Severability	40
9.4	Specific Performance	40
9.5	Expenses	40
9.6	Successors and Assigns	41
9.7	Amendment	41
9.8	Waiver	41
9.9	Governing Law	41
9.10	Certain Waivers	42
9.11	Counterparts; Facsimile Delivery	42
9.12	Attorneys’ Fees	42

EXHIBITS:

Exhibit A: Form of Lock-Up Agreement

Exhibit B: Form of Employment Document

Exhibit C: Form of Confidentiality and Non-Compete Agreement

Exhibit D: Form of Amended and Restated Employment Agreement

APPENDICES:

Appendix I: Accounting and Earn-Out Definitions

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (as amended, restated or supplemented from time to time, this “Agreement”) is made and entered into as of February 27, 2026 by and among Knightscope, Inc., a Delaware corporation (“Buyer”), Event Risk LLC, an Indiana limited liability company (the “Company”), and Eric Rose, an individual (the “Seller”). References herein to the Company shall also include the Predecessor Corporation, as applicable, following the Conversion (as each such term is defined herein).

RECITALS

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding membership interests of the Company (the “Acquired Interests”);

WHEREAS, upon the terms and subject to the conditions set forth herein, Seller desires to sell, assign, convey, transfer and deliver to Buyer, and Buyer desires to purchase and acquire from Seller, all of the Acquired Interests in exchange for the Purchase Price;

WHEREAS, at the Closing, Buyer shall pay the Initial Purchase Price to Seller, and Seller shall deliver the Acquired Interests to Buyer, in each case in accordance with the terms of this Agreement; and

WHEREAS, the Company is engaged in the business of providing security, security consulting, safety, investigations, and risk mitigation services (the “Business”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Article I.
PURCHASE AND SALE

1.1           Purchase and Sale. On the terms and subject to the conditions contained in this Agreement, on the Closing Date, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, the Acquired Interests, free and clear of any Lien (other than restrictions on transfer arising under any applicable securities Laws).

1.2           Closing. The consummation (the “Closing”) of the purchase and sale of the Acquired Interests, including the issuance of the Equity Consideration and the execution and delivery of the Related Agreements in the form(s) attached as Exhibit(s) hereto (collectively, the “Transactions”) will take place at 12:01 a.m. Eastern Time on February 27, 2026 or at such other time, date and place as Seller and Buyer may mutually agree in writing (such date, the “Closing Date”) remotely via the exchange of documents and signatures in PDF format. The Closing shall be deemed to occur at 12:00 a.m. on the Closing Date (the “Effective Time”).

1.3           Consideration.

(a)           Aggregate Purchase Price for Acquired Interest. Upon the terms and subject to the conditions set forth in this Agreement, the aggregate consideration to be paid by Buyer for the Acquired Interest shall be equal to (i) the Closing Cash Payment, plus (ii) the Equity Consideration, plus (iii) the Deferred Portion, plus (iv) the Earn-Out Payment, if any, plus (v) the Cash Revenue Share Payment, if any, plus (vi) the Equity Revenue Share Issuance (the “Initial Purchase Price”), it being agreed that the Company shall be delivered to Buyer on a cash-free basis, and a debt-free basis (excluding that certain Frost Debt that will be fully discharged by the Buyer), and that all outstanding Indebtedness and Company Expenses due and payable prior to the Closing shall be discharged or paid by the Company at or prior to the Closing. The Initial Purchase Price is subject to adjustment in accordance with Section 1.6 below (the Initial Purchase Price as so adjusted, the “Purchase Price”).

1.4           Payment of Purchase Price.

(a)           Payment of Closing Cash Payment. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall:

(i)             pay to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller in advance of the Closing, an amount equal to $5,000,000 (the amount payable to Seller pursuant to this Section 1.4(a), the “Closing Cash Payment”); and

(ii)            pay to Frost Bank, the amount of the Frost Debt as set forth in that certain payoff letter to Frost Bank.

(b)           Issuance of Equity Consideration. Upon the terms and subject to the conditions of this Agreement, and at the Closing, Buyer shall issue to Seller 1,724,418 shares of Buyer’s Class A Common Stock, par value $0.001 (the “Buyer Shares”) (the “Equity Consideration”).

(c)           Payment of Deferred Portion. Upon the terms and subject to the conditions of this Agreement, at the end of each calendar quarter beginning on the March 31, 2027 and ending on December 31, 2028 (each, a “Deferred Installment”) Buyer shall pay to Seller, to an account designated by Seller, by wire transfer of immediately available funds, an amount equal to $500,000 (each, a “Deferred Payment” and collectively, the “Deferred Portion”), with the aggregate amount of the Deferred Portion being equal to $4,000,000.

1.5           Closing Dividend. Prior to or simultaneously with the Closing, the Company shall pay all Indebtedness (excluding that certain Frost Debt that will be fully discharged by the Buyer) and Company Expenses due and payable immediately prior to the Closing and then distribute to Seller (or an affiliate of Seller) an amount of cash equal to $663,045.09, and no portion of the Purchase Price shall be attributable to such dividend, which shall be for the account of Seller. For purposes of this Agreement, any dividend made pursuant to this Section 1.5 shall be deemed to have occurred immediately prior to the Effective Time, notwithstanding that such distribution is effected simultaneously with the Closing.

1.6           Purchase Price Adjustment.

(a)           As promptly as possible and in any event within ninety (90) days after the Closing Date, the Company shall prepare or cause to be prepared, and will deliver to the Seller, a balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date (the “Proposed Final Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its proposed final determination of (i) the calculation of the amount by which the Final Net Working Capital Amount (defined below) is greater than or less than the Net Working Capital Target (defined below), (ii) the calculation of the Net Working Capital Adjustment Amount (defined below), and (iii) the calculation of the amount of Company Expenses, and (iv) the calculation of the Total Adjustment Amount (defined below) and the resulting increase or decrease (if any) to the Initial Purchase Price. The Proposed Final Closing Balance Sheet and the determination of the Final Net Working Capital Amount and Company Expenses, reflected on the Proposed Final Closing Balance Sheet shall be prepared in accordance with the Accounting Principles. The Seller and their Representatives shall have reasonable access to the work papers and other books and records of the Company, during working hours and upon reasonable notice, for purposes of assisting the Seller and their Representatives in their review of the Proposed Final Closing Balance Sheet. For the avoidance of doubt, Company Expenses shall not be included in the calculation of Net Working Capital.

(b)           The following adjustments will be made to the Initial Purchase Price:

(i)             If the Total Adjustment Amount is a negative number, then the Initial Purchase Price shall be decreased by the Total Adjustment Amount (such decrease the “Initial Purchase Price Decrease”), and such decrease shall be payable by downward adjustment dollar for dollar of the Deferred Portion.

(ii)            If the Total Adjustment Amount is a positive number, then the Initial Purchase Price shall be increased by the Total Adjustment Amount (such increase the “Initial Purchase Price Increase”), and such increase shall be payable by upward adjustment dollar for dollar of the Deferred Portion.

The Total Adjustment Amount shall be finally determined pursuant to this Section 1.6 and shall be binding on the parties absent fraud or manifest error. Except as expressly set forth in this Section 1.6, no further adjustment to the Purchase Price shall be made. No interest shall accrue on any Initial Purchase Price Increase or Initial Purchase Price Decrease. In no event shall a Seller Party be required to make any payment to Buyer to the extent the Initial Purchase Price Decrease exceeds the Deferred Portion.

(c)           Any dispute regarding the Proposed Final Closing Balance Sheet shall be resolved in accordance with this Section 1.6(c). The Proposed Final Closing Balance Sheet (and the proposed final determinations of Net Working Capital and Company Expenses reflected thereon) will be final, conclusive and binding on the parties hereto unless a Seller Party provides a written notice (a “Working Capital Dispute Notice”) to Buyer no later than the thirtieth (30th) Business Day (the “WC Dispute Notice Deadline”) after the date of delivery to the Seller of the Proposed Final Closing Balance Sheet. The WC Dispute Notice Deadline will be tolled during any period that Seller and their Representatives do not have reasonable access to the work papers and other books and records of the Company that are reasonably necessary for their review of the Proposed Final Closing Balance Sheet. The Seller shall not be entitled to issue a Working Capital Dispute Notice or otherwise dispute any item set forth in the Proposed Final Closing Balance Sheet except on the grounds that such matter: (i) was not prepared in accordance with the Accounting Principles; (ii) contains mathematical errors; or (iii) contains an error, miscalculation, inaccuracy, omission or oversight that, if corrected, would be consistent with the parameters, process and procedures set forth in paragraph (b) above, and which dispute is bona fide and objected to in good faith. Any Working Capital Dispute Notice must set forth in reasonable detail (x) any item on the Proposed Final Closing Balance Sheet which the Seller Parties believe have not been prepared in accordance with this Agreement and the correct amount of such item and (y) the Seller’s alternative calculation of the amount of Company Expenses or Net Working Capital, as the case may be, each as prepared in accordance with the Accounting Principles. Any item or amount to which no dispute is raised in the Working Capital Dispute Notice will be final, conclusive and binding on the parties on the WC Dispute Notice Deadline.

(d)           Working Capital Resolution of Disputes. Buyer and the Seller will attempt to promptly resolve the matters raised in any Working Capital Dispute Notice in good faith. Beginning ten (10) Business Days after delivery of any Working Capital Dispute Notice pursuant to Section 1.6(c), either Buyer or the Seller may provide written notice (“Accounting Firm Submittal Notice”) to the other that it elects to submit the disputed items to an independent nationally recognized accounting firm, mutually agreeable to Buyer and the Seller (the “Accounting Firm”). If Buyer and Seller are unable to agree on the choice of the Accounting Firm within ten (10) Business Days after the delivery by Buyer or Seller to the other party of the Accounting Firm Submittal Notice, then the Accounting Firm will be selected jointly by a public accounting firm of recognized national standing designated by the Buyer and a public accounting firm of a recognized national standing designated by the Seller. The Accounting Firm will promptly review only those unresolved items and amounts specifically set forth and objected to in the Working Capital Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. The Accounting Firm shall be instructed in writing by Buyer and the Seller that the Accounting Firm must accept the Proposed Final Closing Balance Sheet except to the extent that it: (i) was not prepared in accordance with the Accounting Principles; (ii) contains mathematical errors; or (iii) contains an error, miscalculation, inaccuracy, omission or oversight that, if corrected, would be consistent with the parameters, process and procedures set forth in paragraph (b) above, and which dispute is bona fide and objected to in good faith. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision. In no event shall the decision of the Accounting Firm (x) provide for a calculation of Net Working Capital that is greater than the calculation thereof shown in the Proposed Final Closing Balance Sheet or greater than the Seller’s alternative calculation thereof shown in the Working Capital Dispute Notice. The fees and expenses of the Accounting Firm shall be borne equally by the Seller on the one hand, and Buyer, on the other hand. The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Balance Sheet submitted to it will be final, conclusive and binding on the parties. As used herein, the Proposed Final Closing Balance Sheet, if there shall be no Working Capital Dispute Notice delivered pursuant to paragraph (c) above, or as adjusted to reflect any changes agreed to by the parties and the decision of the Accounting Firm, in each case, pursuant to the terms of this Section 1.6, is referred to herein as the “Final Closing Balance Sheet.” Each of Buyer and the Seller agree to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable (but in no event later than sixty (60) Business Days) after the commencement of the Accounting Firm’s engagement.

1.7           Potential Earn-Out Payments.

(a)           Buyer shall pay to the Seller the following payments upon achievement of one of the following milestones (the “Earn-Out Payment”):

(i)             a payment in an amount equal to $2,000,000 if both: (i) the Post-Closing Revenue of the Company for Calendar Year 2026 was an amount equal to or greater than $35,000,000 and (ii) the Gross Margin Percentage for Calendar Year 2026 was equal to or in excess of twenty percent (20%); or

(ii)            a payment in an amount equal to $1,000,000 if both: (i) the Post-Closing Revenue of the Company for Calendar Year 2026 was an amount equal to or greater than $35,000,000 and (ii) the Gross Margin Percentage of the Company for Calendar Year 2026 was equal to or in excess of 10% but less than 20%; or

(iii)           a payment in an amount equal to $0 if either: (i) the Post-Closing Revenue of the Company for Calendar Year 2026 was an amount less than $35,000,000 or (ii) the Gross Margin Percentage of the Company for Calendar Year 2026 was less than 10%.

(b)           It is understood and agreed by the parties hereto that: (i) the Seller’s rights to receive the Earn-Out Payments, if any, are solely contractual in nature and do not constitute any form of equity, note or securities (and shall confer upon the Seller only the rights of a general unsecured creditor); (ii) no Earn-Out Payment nor any other rights or obligations under this Section 1.7 shall be assigned by Seller or any of its Affiliates without Buyer’s prior written consent; provided, however, that Seller may, without Buyer’s consent, assign such right (x) to one or more of Seller’s Affiliates, or (y) by operation of law in connection with Seller’s estate planning (including transfers to trusts or heirs); and (z) the right to receive the Earn-Out Payment, if any, (A) will not give the Seller any dividend rights, voting rights, liquidation rights, preemptive rights or similar rights, and (B) is not redeemable.

(c)           Buyer shall calculate the Post-Closing Revenue of the Company for Calendar Year 2026 and the Gross Margin Percentage of the Company (the “Earn-Out Payment Calculation”) and deliver or cause to be delivered to the Seller the Earn-Out Payment Calculation no later than February 28, 2027 for the Earn-Out Payment. The Earn-Out Payment shall be calculated in accordance with the methodology set forth in Appendix I. The Seller and their Representatives shall have reasonable access to the work papers and other books and records of the Company, during working hours and upon reasonable notice, for purposes of assisting the Seller and their Representatives in their review of each of the Earn-Out Payment Calculations.

(d)           The Earn-Out Payment Calculation delivered by Buyer to Seller shall be deemed to be conclusive and binding upon the Parties, unless the Seller, within thirty (30) days after delivery of the Earn-Out Payment Calculation, notifies Buyer in writing that the Seller disputes in good faith the calculation set forth in therein, specifying the nature of each individual disputed line item calculation, the Seller’s proposed amount and the basis therefore in reasonable detail. The Parties shall attempt in good faith to resolve any dispute and, if the Parties so resolve the dispute, the Earn-Out Payment Calculation shall be deemed to be conclusive and binding on the Parties. If Buyer and Seller do not reach agreement in resolving the dispute within thirty (30) days after notice of a dispute is given by Seller to Buyer pursuant to this Section 1.7, the Parties shall submit such dispute to the Accounting Firm selected in accordance with the provisions of Section 1.6(d). Promptly, but no later than thirty (30) days after acceptance of its appointment as Accounting Firm, the Accounting Firm shall determine (it being understood that in making such determination, the Accounting Firm shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Buyer and Seller and the terms of this Agreement, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Earn-Out Payment, which shall be final, conclusive and binding on the parties absent fraud or manifest error. In resolving any disputed item, the Accounting Firm (x) shall be bound by the provisions of this Section 1.7 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such items claimed by either Buyer, on the one hand, or Seller, on the other hand. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer, on the one hand, and Seller, on the other hand, based on the percentage of the aggregate disputed amount that is resolved in favor of each party, as determined by the Accounting Firm.

(e)           Subject to Section 7.5,

(i)             within ten (10) Business Days (the date of such payment, the “Initial Earnout Payment Date”) following final determination of the Earn-Out Payment Calculation pursuant to Section 1.7(d), if Seller is entitled to any Earn-Out Payment in accordance with Section 1.7(a), Buyer shall pay, or cause to be paid, to Seller, an amount equal to fifty percent (50%) of such Earn-Out Payment, by wire transfer of immediately available funds to an account specified by Seller in advance; and

(ii)            six months after the Initial Earnout Payment Date, Buyer shall pay an amount equal to the remaining fifty percent (50%) of such Earn-Out Payment by wire transfer of immediately available funds to an account specified by Seller in advance.

(f)           Upon payment in full of such Earn-Out Payment pursuant to this Section 1.7(f), Buyer shall not be required to make, and Seller shall not be entitled to receive, any other payments with respect to such Earn-Out Payment.

(g)           The Seller acknowledges that achievement of the applicable milestones and Earn-Out Payments are speculative and subject to numerous risks, uncertainties and factors, many of which are outside the control of Buyer and its Affiliates, and there is no assurance that the Seller will be entitled to any Earn-Out Payment. Notwithstanding anything to the contrary in the foregoing, following the Closing and until April 1, 2027: (i) Buyer shall not take, and shall the cause the Company not to take, any action whereby the primary purpose of such action is to frustrate the achievement, reduce the amount, reduce the likelihood, or delay payment of any Earn-Out Payment and (ii) Buyer shall maintain separate books and records, including financial accounting books and records, of the Company for the purposes of determining any Earn-Out Payment in accordance with GAAP, applied on a basis consistent with the accounting policies, classifications, methodologies, and judgments used in the preparation of the Company’s most recent GAAP-compliant financial statements delivered to Buyer prior to the Closing Date. Any payment by Buyer pursuant to this Section 1.7 shall be treated by the Parties as the payment of additional consideration for the Acquired Interests for Tax purposes.

(h)           For the avoidance of doubt, notwithstanding anything to the contrary in this Section 1.6: (i) in no event shall the Earn-Out Payments, if any, exceed an aggregate amount equal to $2,000,000; (ii) Seller is entitled to earning each of the Earn-Out Payments (if any) only once; and (iii) the Earn-Out Payments are subject to Section 7.5.

1.8           Cash Revenue Share Payment.

(a)           For each of Calendar Year 2027, Calendar Year 2028, Calendar Year 2029, Calendar Year 2030 and Calendar Year 2031 (each a “Covered Calendar Year” and collectively, the “Covered Calendar Years”), Buyer shall pay to the Seller, in accordance with this Section 1.8(a): the following payments upon achievement of one of the following milestones (each, a “Cash Revenue Share Payment” and collectively, the “Cash Revenue Share Payments”):

(i)             If the Post-Closing Revenue of the Company for the Covered Calendar Year is in excess of $30,000,000, a payment in an amount equal to: (i) the Post-Closing Revenue of the Company for such Calendar Year that was in excess of $30,000,000 but less than $75,000,000 multiplied by 0.05.

(ii)            If the Post-Closing Revenue of the Company for the Calendar Year is in excess of $75,000,000, a payment in an amount equal to: (i) the Post-Closing Revenue of the Company for such Calendar Year that was in excess of $75,000,000 multiplied by 0.06.

(b)           It is understood and agreed by the Parties hereto that: (i) the Seller’s rights to receive the Cash Revenue Share Payments, if any, are solely contractual in nature and do not constitute any form of equity, note or securities (and shall confer upon the Seller only the rights of a general unsecured creditor); (ii) no Cash Revenue Share Payments nor any other rights or obligations under this Section 1.8 shall be assigned by Seller or any of its Affiliates without Buyer’s prior written consent; provided, however, that Seller may, without Buyer’s consent, assign such right (i) to one or more of Seller’s Affiliates, or (ii) by operation of law in connection with Seller’s estate planning (including transfers to trusts or heirs); and (iii) the right to receive the Cash Revenue Share Payments, if any, (A) will not give the Seller any dividend rights, voting rights, liquidation rights, preemptive rights or similar rights, (B) is not redeemable, and (C) is subject to Section 7.5.

(c)           Buyer shall calculate the Post-Closing Revenue of the Company for the applicable Covered Calendar Year (each a “Cash Revenue Share Payment Calculation”) and deliver or cause to be delivered to the Seller the Cash Revenue Share Payment Calculation no later than February 28th of the following Calendar Year which such Cash Revenue Share Payment Calculation is applicable. The Cash Revenue Share Payment shall be calculated in accordance with the methodology set forth in Appendix I. The Seller and their Representatives shall have reasonable access to the work papers and other books and records of the Company, during working hours and upon reasonable notice, for purposes of assisting the Seller and their Representatives in their review of the each of the Cash Revenue Share Payment.

(d)           The Cash Revenue Share Payment Calculation delivered by Buyer to Seller shall be deemed to be conclusive and binding upon the Parties, unless the Seller, within thirty (30) days after delivery of the Cash Revenue Share Payment Calculation, notify Buyer in writing that the Seller disputes in good faith the calculation set forth in therein, specifying the nature of each individual disputed line item calculation, the Seller’s proposed amount and the basis therefor in reasonable detail. The Parties shall attempt in good faith to resolve any dispute and, if the Parties so resolve the dispute, the Cash Revenue Share Payment Calculation shall be deemed to be conclusive and binding on the Parties. If Buyer and Seller do not reach agreement in resolving the dispute within thirty (30) days after notice of a dispute is given by Seller to Buyer pursuant to this Section 1.8(d), the Parties shall submit such dispute to the Accounting Firm selected in accordance with the provisions of Section 1.8(d). Promptly, but no later than thirty (30) days after acceptance of its appointment as Accounting Firm, the Accounting Firm shall determine (it being understood that in making such determination, the Accounting Firm shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Buyer and Seller and the terms of this Agreement, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Cash Revenue Share Payment, which shall be final, conclusive and binding on the parties absent fraud or manifest error. In resolving any disputed item, the Accounting Firm (x) shall be bound by the provisions of this Section 1.8 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such items claimed by either Buyer, on the one hand, or Seller, on the other hand. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer, on the one hand, and Seller, on the other hand, based on the percentage of the aggregate disputed amount that is resolved in favor of each party, as determined by the Accounting Firm

(e)           Subject to Section 7.5, within ten (10) Business Days following final determination of the Cash Revenue Share Payment Calculation pursuant to Section 1.8(d), if Seller is entitled to any Cash Revenue Share Payment in accordance with Section 1.8(d), Buyer shall pay, or cause to be paid, to Seller, an amount equal to such Cash Revenue Share Payment, by wire transfer of immediately available funds to an account specified by Seller in advance. Upon payment of such Cash Revenue Share Payment pursuant to this Section 1.8(e), Buyer shall not be required to make, and Seller shall not be entitled to receive, any other payments with respect to such Cash Revenue Share Payment.

(f)           The Seller acknowledges that achievement of the applicable milestones in connection with the Cash Revenue Share Payment are speculative and subject to numerous risks, uncertainties and factors, many of which are outside the control of Buyer and its Affiliates, and there is no assurance that the Seller will be entitled to any Cash Revenue Share Payment. Notwithstanding anything to the contrary in the foregoing, following the Closing and until April 1, 2032 (i) Buyer shall not take, and shall the cause the Company not to take, any action whereby the primary purpose of such action is to frustrate the achievement, reduce the amount, reduce the likelihood, or delay payment of any Cash Revenue Share Payment and (ii) Buyer shall maintain separate books and records, including financial accounting books and records, of the Company for the purposes of determining any Cash Revenue Share Payment in accordance with GAAP, applied on a basis consistent with the accounting policies, classifications, methodologies, and judgments used in the preparation of the Company’s most recent GAAP-compliant financial statements delivered to Buyer prior to the Closing Date.

(g)           For the avoidance of doubt, notwithstanding anything to the contrary in this Section 1.8: (i) in no event shall the aggregate amount of Cash Revenue Share Payments, if any, exceed an amount equal to $10,000,000; and (ii) the Cash Revenue Share Payments are subject to Section 7.5. Any payment by Buyer pursuant to this Section 1.8 shall be treated by the Parties as the payment of additional consideration for the Acquired Interests for Tax purposes.

1.9           Equity Revenue Share Payment.

(a)           In each of the Covered Calendar Years, Buyer shall issue to the Seller, in accordance with this Section 1.9, upon achievement of the following milestone (each, a “Equity Revenue Share Issuance” and collectively, the “Equity Revenue Share Issuances”):

(i)             If the Post-Closing Revenue of the Company for the applicable Covered Calendar Year is in excess of $50,000,000, an Issuance of Buyer Shares in an amount equal to: (i) the Post-Closing Revenue of the Company for that Covered Calendar Year that was in excess of $50,000,000 multiplied by 0.005 divided by (ii) the VWAP for the five (5) Trading Days prior to December 31 of the applicable Covered Calendar Year.

(b)           It is understood and agreed by the parties hereto that: (i) no Equity Revenue Share Issuance nor any other rights or obligations under this Section 1.9 shall be assigned by Seller or any of its Affiliates without Buyer’s prior written consent; provided, however, that Seller may, subject to compliance with any applicable securities law, without Buyer’s consent, assign such right (i) to one or more of Seller’s Affiliates, or (ii) by operation of law in connection with Seller’s estate planning (including transfers to trusts or heirs); and (ii) the right to receive the Equity Revenue Share Issuance, if any, (A) is not redeemable, and (B) is subject to Section 7.5.

(c)           Buyer shall calculate the Post-Closing Revenue of the Company for the applicable Calendar Year (each a “Equity Revenue Share Issuance Calculation”) and deliver or cause to be delivered to the Seller the Equity Revenue Share Issuance Calculation no later than February 28 of the following Calendar Year which such Equity Revenue Share Issuance Calculation is applicable. The Equity Revenue Share Issuance shall be calculated in accordance with the methodology set forth in Appendix I. The Seller and their Representatives shall have reasonable access to the work papers and other books and records of the Company, during working hours and upon reasonable notice, for purposes of assisting the Seller and their Representatives in their review of the Equity Revenue Share Issuance.

(d)           The Equity Revenue Share Issuance Calculation delivered by Buyer to Seller shall be deemed to be conclusive and binding upon the Parties, unless the Seller, within thirty (30) days after delivery of the Equity Revenue Share Issuance Calculation, notifies Buyer in writing that the Seller disputes in good faith the calculation set forth in therein, specifying the nature of each individual disputed line item calculation, the Seller’s proposed amount and the basis therefor in reasonable detail. The Parties shall attempt in good faith to resolve any dispute and, if the Parties so resolve the dispute, the Equity Revenue Share Issuance Calculation shall be deemed to be conclusive and binding on the Parties. If Buyer and Seller do not reach agreement in resolving the dispute within thirty (30) days after notice of a dispute is given by Seller to Buyer pursuant to this Section 1.9(d), the Parties shall submit such dispute to the Accounting Firm selected in accordance with the provisions of Section 1.6(d). Promptly, but no later than thirty (30) days after acceptance of its appointment as Accounting Firm, the Accounting Firm shall determine (it being understood that in making such determination, the Accounting Firm shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Buyer and Seller and the terms of this Agreement, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Equity Revenue Share Issuance, which shall be final, conclusive and binding on the parties absent fraud or manifest error. In resolving any disputed item, the Accounting Firm (x) shall be bound by the provisions of this Section 1.9 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such items claimed by either Buyer, on the one hand, or Seller, on the other hand. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer, on the one hand, and Seller, on the other hand, based on the percentage of the aggregate disputed amount that is resolved in favor of each party, as determined by the Accounting Firm.

(e)           Subject to Section 7.5, within ten (10) Business Days following final determination of the Equity Revenue Share Issuance Calculation pursuant to Section 1.9(d), if Seller is entitled to any Equity Revenue Share Issuance in accordance with Section 1.9(a), Buyer shall issue to Seller a number of Buyer’s Class A Common Stock, par value $0.001, equal to the Equity Revenue Share Issuance rounded down to the nearest Buyer Share. The Equity Revenue Share for any Covered Calendar Year shall be fully vested upon issuance.

(f)           The Seller acknowledges that achievement of the applicable milestones in connection with the Equity Revenue Share Issuance are speculative and subject to numerous risks, uncertainties and factors, many of which are outside the control of Buyer and its Affiliates, and there is no assurance that the Seller will be entitled to any Equity Revenue Share Issuance. Notwithstanding anything to the contrary in the foregoing, following the Closing and until April 1, 2032: (i) Buyer shall not take, and shall the cause the Company not to take, any action whereby the primary purpose of such action is to frustrate the achievement, reduce the amount, reduce the likelihood, or delay payment of any Equity Revenue Share Issuance and (ii) Buyer shall maintain separate books and records, including financial accounting books and records, of the Company for the purposes of determining any Equity Revenue Share Issuance in accordance in accordance with GAAP, applied on a basis consistent with the accounting policies, classifications, methodologies, and judgments used in the preparation of the Company’s most recent GAAP-compliant financial statements delivered to Buyer prior to the Closing Date.

(g)           For the avoidance of doubt, notwithstanding anything to the contrary in this Section 1.9: (i) in no event shall the Equity Revenue Share Issuance pursuant to this Section 1.9, if any, in the aggregate, exceed the lower of (x) 2.5% of the Fully Diluted Basis of the Buyer as of the Closing Date and (y) $3,000,000 in grant-date fair value over all Covered Calendar Years; and (ii) the Equity Revenue Share Issuance is subject to Section 7.5. If the Buyer is prohibited from issuing the Equity Revenue Share Issuance pursuant to any applicable Law, the Buyer shall not be required to issue the Equity Revenue Share Issuance during such period; provided, however, that Buyer shall use commercially reasonable efforts in good faith to take all actions necessary or advisable to permit such issuance as promptly as practicable, and such prohibition shall not arise from Buyer’s failure to comply with applicable Law or Buyer’s voluntary actions or omissions. All Buyer Shares issued under this Section 1.9 shall be subject to the Lock-Up Agreement in substantially the form set forth on Exhibit A.

1.10           Withholding. Buyer and the Company shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any amounts that Buyer reasonably determines in good faith, after consulting with its advisors, are required to be deducted and withheld with respect to any payments pursuant to this Agreement as required by the Code, or under any provision of state, local or foreign Law relating to Taxes. To the extent amounts are lawfully withheld and properly paid over to the taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such withholding was made. Notwithstanding anything to the contrary in this Section 1.10, any amounts payable that are compensatory in nature shall be subject to withholding in accordance with the Company’s normal payroll practice.

1.11           Purchase Price Allocation.

(a)           The parties hereto agree that the Purchase Price shall be allocated among the Company’s assets in accordance with Section 1060 of the Code and other provisions of applicable Law, consistent with the methodology set forth in Schedule 1.11 (the “Allocation Methodology”), which was mutually prepared by Buyer and the Seller. Within ninety (90) days after the final determination of the Total Adjustment Amount in accordance with Section 1.6 (or such other time as Buyer and the Seller agree in writing), Buyer shall deliver to the Seller a preliminary allocation of the Purchase Price and the Equity Consideration among the assets of the Company, prepared in good faith in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and consistent with the Allocation Methodology (the “Preliminary Allocation”). The Seller shall have the right to review the Preliminary Allocation and, acting reasonably and in good faith, either (i) approve the Preliminary Allocation or (ii) deliver written comments identifying any reasonable objections thereto within thirty (30) days following delivery (and in the event no such objections are identified in writing to Buyer within such time period, the Seller will be deemed to have agreed to, and approved, the Preliminary Allocation. Buyer and Seller shall use commercially reasonable efforts to resolve any such objections; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Preliminary Allocation within sixty (60) days after delivery of the Preliminary Allocation to Buyer, such dispute shall be resolved by an independent certified public accountant mutually appointed by Buyer and Seller; provided that such certified public accountant shall be instructed to make any fair market value determinations consistent with the Allocation Methodology. The fees and expenses of such accountant shall be borne equally by Buyer and Seller. The final allocation as finally agreed in writing by Buyer and Seller, or, if not so agreed, as determined by such independent accountant (the “Final Allocation”), shall be final, conclusive, and binding on the Parties absent manifest error. Buyer and Seller agree to allocate the Purchase Price in accordance with the Final Allocation. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with the Final Allocation.

(b)           The Parties acknowledge and agree that the Preliminary Allocation is preliminary only and shall be automatically adjusted, without the need for further agreement of the Parties, to reflect any post-Closing adjustments to the Purchase Price, including adjustments arising from the Total Adjustment Amount, as finally determined. Following the final determination of any such post-Closing adjustments, Buyer shall prepare and deliver to Seller an updated allocation reflecting the adjusted Purchase Price (the “Updated Allocation”). Seller shall have the right to review the Updated Allocation and, acting reasonably and in good faith, either approve such Updated Allocation or deliver written comments identifying any reasonable objections thereto within thirty (30) days following delivery. Any dispute with respect to the Updated Allocation shall be resolved in accordance with the procedures set forth in Section 1.11(a). The Updated Allocation, as finally agreed by Buyer and Seller or determined pursuant to Section 1.11(a), shall constitute the Final Allocation and shall supersede the Preliminary Allocation for all Tax purposes.

(c)           Any earn-out payments or other contingent consideration payable pursuant to this Agreement shall not be included in the Preliminary Allocation or the Final Allocation unless and until such amounts are actually paid. Each Party shall provide such information and cooperation as may reasonably be requested by the other Party in connection with the preparation, adjustment, and reporting of the Purchase Price allocation under this Agreement.

Article II.
REPRESENTATIONS AND WARRANTIES OF THE
SELLER AND THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the date of this Agreement and delivered herewith by the Seller and the Company to Buyer (the “Company Disclosure Schedule”), the Seller hereby represents and warrants to Buyer as of the Closing Date as follows:

2.1           Organization of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Indiana. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in each jurisdiction listed on Schedule 2.1, which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its property makes such qualification necessary. The Company has delivered to Buyer a true, complete and correct copy of its Organizational Documents, as amended to date, and such Organizational Documents are in full force and effect. The Company is not in violation of its Organizational Documents in any material respect.

2.2           Authority; Valid and Binding Agreement. The Seller and The Company have all requisite power and authority to enter into this Agreement, the Related Agreements and each of the other agreements, certificates or documents contemplated hereby or thereby to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The Company Member Consent constitutes all of the necessary action or authorization on the part of the Company for the authorization, execution and delivery of this Agreement and the Related Agreements to which the Company is a party and the performance by the Company of the Transactions. This Agreement and each of the other Related Agreements to which the Company and/or Seller is a party have been duly executed and delivered by the Company and/or Seller and, assuming due authorization, execution and delivery by the other parties thereto, this Agreement and the Related Agreements to which the Company and/or Seller is a party constitute valid, legal and binding obligations of the Company and/or Seller, enforceable against the Company and/or Seller, as applicable, in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity.

2.3           No Conflict. Except as set forth on Schedule 2.3, the execution and delivery by the Company and Seller of this Agreement and the Related Agreements to which the Company and/or Seller is a party, and the consummation of the Transactions, do not conflict with or result in any material violation of or material default under or give rise to a right of termination under: (a) any provision of the Company’s Organizational Documents; (b) any Material Contract; (c) any Company Authorization; or (d) any Law applicable to the Company, or the Seller or any of their respective properties or assets (whether tangible or intangible.

2.4           Consents. Except as set forth on Schedule 2.4(a), no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity or third party is required by, or with respect to, the Company or the Seller under any Material Contract in connection with the execution, delivery and performance by the Company and/or Seller of this Agreement and the Related Agreements to which the Company and/or the Seller is a party or the consummation by the Company and/or Seller of the Transactions.

2.5           Subsidiaries. The Company does not own, and has never owned, directly or indirectly, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity, other than commercial relationships entered into in the normal course of business that do not involve shared or joint equity ownership by either party, the sharing of profits or losses or any form of joint or shared liability.

2.6           Capital Structure of Company. The issued and outstanding equity interests of the Company consist entirely of the Acquired Interests. The Company does not have any preferred interests/units or any other units or any other equity or ownership interests of any kind authorized, designated, issued or outstanding. All of the Acquired Interests are owned of record and beneficially by the Seller free and clear of any and all Liens (other than Permitted Liens). All of the Acquired Interests (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company’s Organizational Documents or any other agreement to which the Company is a party. The Company has not issued any shares of preferred stock, and no class of preferred stock of Company is designated, issued or outstanding.

2.7           Company Financial Statements. Schedule 2.7 sets forth (i) the unaudited balance sheet as of December 31, 2023 and the related unaudited statements of income and retained earnings and cash flows of the Company for the fiscal years ended December 31, 2023, (ii) the unaudited balance sheet as of December 31, 2024 and the related unaudited statements of income and retained earnings and cash flows of the Company for the fiscal years ended December 31, 2024 and (iii) the unaudited balance sheet of the Company (the “Company Balance Sheet”) as of November 30, 2025 (the “Balance Sheet Date”) and the related unaudited statements of income and retained earnings and cash flows for the 11 month period then ended (the financial statements referred to in items (i), (ii) and (iii), collectively, the “Company Financial Statements”). The Company Financial Statements are accurate and complete in all material respects and have been prepared from the books and records of the Company. The Company Financial Statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein, subject, in the case of the Company Balance Sheet, to normal year-end adjustments, which not material in amount or significant individually or in the aggregate.

2.8           Liabilities.

(a)           Except liabilities: (i) recorded or reserved against on the Company Balance Sheet; (ii) incurred since the Balance Sheet Date in the ordinary course of business; or (iii) as set forth on Schedule 2.8(a), the Company does not have any material debts, liabilities, or commitments (contingent or otherwise), except (i) those which are adequately reflected or reserved against in the balance sheet included in the Interim Financial Statements, (ii) those which have been incurred in the ordinary course of the Business consistent with past practice since the date of the Interim Financial Statements and (iii) executory obligations under agreements to which the Company is a party, incurred in the ordinary course of the Business consistent with past practice, to the extent arising solely from the performance of such agreements in accordance with their terms and not as a result of any breach thereof or violation of applicable Law.

(b)           Schedule 2.8(b) lists: (i) all accounts payable of the Company as of the Balance Sheet Date and the aging thereof; and (ii) any customer deposits, prepayments, or deferred revenue or other deposits held by the Company as of the Closing Date. To the Knowledge of the Company, all accounts payable of the Company that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company.

2.9           Accounts Receivable; Bank Accounts. Schedule 2.9(a) lists all accounts receivable of the Company as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since being invoiced. Set forth on Schedule 2.9(b) is a description of each account maintained by or for the benefit of the Company at any bank or other financial institution including the authorized signatories of each account.

2.10           Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree, in either case to which the Company is a party, subject or otherwise binding upon the Company, that would reasonably be expected to prohibit or materially impair or otherwise limit: (i) any core business practice of the Company; (ii) any material acquisition of property (tangible or intangible) by the Company; (iii) the conduct of business by the Company in the ordinary course of business consistent with past practice; or (iv) the freedom of the Company to engage in any line of business as currently conducted or to compete or do business with any Person in the Company’s industry.

2.11           Real Property Leases.

(i)             Schedule 2.11(a) sets forth a true, complete and accurate list of all real property and interests in real property owned in fee simple or freehold by the Company (the “Owned Real Property”).

(ii)            Schedule 2.11(b) sets forth a true, complete and accurate list of all real property in which the Company currently holds a leasehold interest (the “Leased Real Property” and together with the Owned Property, the “Real Property”). The Real Property constitutes all of the real property used or held for use by the Company in the conduct of the Business consistent with past practices. The Company owns all right, title and interest in and to the Owned Real Property and has valid leasehold interests in and to the Leased Real Property.

2.12           Tangible Assets; Sufficiency of Assets. As of the date hereof, no the Company has no owned tangible assets with an individual book value of greater than $250,000. The assets and properties of the Company are adequate and sufficient for the conduct of the business of the Company as currently conducted and as currently proposed to be conducted.

2.13           Intellectual Property. The Company owns or has the right to use all Intellectual Property material to the conduct of the Business as currently conducted.

2.14           Compliance with Laws. The Company is in compliance with, and has not received any notices of violation or alleged material violation with respect to, any Law applicable to the ownership or operation of a private security business, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

2.15           Services. All services (“Services”) provided by the Company to any customer were performed in conformity with the terms and requirements of all applicable services agreements (the “Services Agreements”), except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

2.16           Company Contracts.

(a)           Except as set forth on Schedule 2.16, the Company does not have, is not a party to and is not bound by:

(i)             any Employment Agreement or any collective bargaining agreement;

(ii)            any equity incentive plan or scheme;

(iii)           any lease of personal property involving aggregate consideration in excess of $10,000;

(iv)           any agreement whereby the Company has guaranteed any obligation or other liability of any Person;

(v)            real estate leases or other similar occupancy agreements; or

(vi)           any other agreement that involves outstanding or future payment obligations by the Company of $100,000 or more or that is not cancelable by the Company without penalty within sixty (60) days.

(b)           Each agreement listed on Schedule 2.16, (together with each amendment, extension, exhibit, attachment, addendum, appendix, statement of work, change order and any other similar instrument or document relating thereto, each a “Material Contract”) is in full force and effect and is valid, binding and enforceable in accordance with its terms. the Company is in compliance in all material respects with and have not breached, violated or defaulted under.

2.17         Change in Control Payments. Except as set forth on Schedule 2.16, the consummation of the Transactions will not (i) entitle any current or former Employee, officer, director or independent contractor of the Company to any material payment, bonus, severance or similar compensation, or (ii) accelerate the time of payment, funding or vesting of any compensation or benefits.

2.18         Interested Party Transactions. Schedule 2.18 describes any material transactions or relationships between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.19         Litigation. Except as set forth on Schedule 2.19, there is no Action pending or, to the Knowledge of the Company threatened, against the Company. The Company is not subject to any order currently in effect and that materially impairs the Company’s ability to conduct the Business as currently conducted.

2.20         Insurance. Schedule 2.20 sets forth all material insurance policies and fidelity bonds currently maintained by the Company covering the assets, business, equipment, properties, operations and Employees of the Company. Except as set forth on Schedule 2.20, there is no claim pending under any of such policies as to which the Company has received notice that coverage has been denied. All premiums due and payable prior to or on the Effective Date under all such policies and bonds have been paid) and the Company is otherwise in material compliance with the terms of such policies and bonds listed on Schedule 2.16. The Company has no Knowledge of a threatened termination of, or material premium increase with respect to, any of such policies listed on Schedule 2.20.

2.21         Brokers’ and Finders’ Fees. None of the Seller nor the Company has incurred, nor will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the Transactions and no engagement letter or similar agreement with respect to this Agreement or any other change in control of the Company or sale, transfer or other disposition of all or substantially all of its assets is in effect.

2.22         Employee Benefit Plans.

(a)           Schedule 2.22(a) lists all Company Benefit Plans established, sponsored, maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate or for which the Company has any liability, contingent or otherwise, including, without limitation, by or through an ERISA Affiliate. The term “Company Benefit Plan” means: (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA; and (ii) all plans, arrangements or understandings providing for fringe benefits and each other bonus and benefits, or describes policies or procedures applicable, to any current or former Employee, consultant or contractor, director, or any dependent thereof, in each case, which is or has been established, sponsored, maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate, or pursuant to which the Company has or may have any liability, contingent or otherwise.

(b)           Each Company Benefit Plan has been maintained and operated in all material respects in accordance with its terms and the requirements of all applicable Laws.

2.23         Employment Matters.

(a)           Schedule 2.23(a) sets forth, (i) with respect to each current Employee: (A) the name of such Employee; (B) such Employee’s title; (C) such Employee’s annualized compensation as of the Closing Date, including base salary and vacation and/or paid time off accrual amounts, bonus and/or commission accrual; (D) each current Company Benefit Plan in which such Employee participates or is eligible to participate; and (E) any governmental authorization, permit or license that is held by such Employee and that is used in connection with the Company’s business, and (ii) with respect to each Employee, whether such Employee has executed the Company’s standard form of employment agreement, nondisclosure, confidentiality and assignment of inventions agreement.

(b)           Schedule 2.23(b) contains a list of individuals who are currently performing services for the Company and are classified as “consultants” or “independent contractors,”.

(c)           The Company has delivered to Buyer complete copies of all employee manuals and handbooks, employment policy statements and Employment Agreements and any amendments thereto.

2.24          Labor Matters.

(a)           The Company is not presently, nor has been in within the past five (5) years, a party to or bound by any union contract, collective bargaining agreement or similar agreement. The Company does not know of any activities or proceedings of any labor union to organize any Employees.

(b)           Any Persons engaged by the Company as employees or independent contractors, have been properly classified as such in accordance with all applicable Laws and have been treated accordingly for all Tax purposes. The Company is not delinquent in, or has failed to pay, any of its employees for any undisputed wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation to which they would be entitled under applicable Law.

(c)           The Company is in compliance, in all material respects, with all applicable Laws and agreements respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees and, except as set forth on Schedule 2.23(c), to the Company’s Knowledge there are no allegations to the contrary.

(d)           The Company has no unfair labor practice charges or complaints pending, or to the Company’s knowledge, threatened against it before the National Labor Relations Board (NLRB) or any other agency.

2.25           Tax Matters.

(a)           All Tax Returns required to be filed by the Company have been timely filed, and to the Knowledge of the Company all such Tax Returns are complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been paid. The Company has made adequate provision, in accordance with its past practices, for Taxes attributable to taxable periods ending on or before the Balance Sheet Date that are not yet due and payable as of such date.

(b)           Except as set forth on Schedule 2.25(b), the Company has complied in all material respects with the payment and withholding of Taxes (including in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person) and has duly and timely withheld and paid over to the appropriate taxing authority all material amounts required to be so withheld and paid under all applicable Laws.

(c)           There are no Tax Liens upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

(d)           The Seller has not received written notice from any Governmental Entity of any ongoing, pending, or threatened examination or audit, with respect to (i) any Company Taxes or Company Tax Return or (ii), in respect of the Company’s activities, the Seller Taxes or Seller’s Tax Returns. Except as set forth on Schedule 2.25, there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Company for any taxable period.

(e)           No written claim has been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(f)           No power of attorney granted by the Company relating to Taxes is currently in force. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by the Company.

(g)           The Company (i) is not and has never been a member of an affiliated group of corporations filing a consolidated, combined, unitary or aggregate federal income Tax Return, and (ii) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(h)           Reserved.

(i)            Except as set forth on Schedule 2.25(i), the Company has collected all sales, use, goods, services, and similar Taxes required to be collected, and has remitted such amounts to the appropriate Governmental Entity, or has been furnished properly completed exemption certificates; and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(j)            The Company is not a party to, or bound by, and has no obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it, after the Closing, to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(k)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any, (i) change in method of accounting by the Company prior to the Closing Date for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed by the Company prior to the Closing Date, (iii) intercompany transactions entered into by the Company prior to the Closing Date or any excess loss account (as such term is described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law) in existence and applicable to the Company prior to the Closing Date, (iv) installment sale or open transaction disposition entered into by the Company prior to the Closing Date, (v) prepaid amount received by the Company prior to the Closing Date, or (vi) application, to the Company for any period ending prior to the Closing Date, of Section 951, 951A or 965 of the Code. The Company does not use the cash method of accounting.

(l)            The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(m)           The Company has disclosed on its federal income Tax Returns all positions taken thereon that could reasonably be expected to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(n)           The Company has not engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(o)           Prior to February 17, 2026, Event Risk Inc. PC, an Indiana corporation (the “Predecessor Corporation”) was treated as, and qualified at all times since its formation as, an S Corporation, as defined in Section 1361(a)(1) of the Code.

(p)           On February 17, 2026, the Predecessor Corporation converted from Event Risk Inc. PC, a corporation, to Event Risk LLC, an Indiana limited liability company (i.e., from the Predecessor Corporation to the Company) (the “Conversion”).

(q)           At all times following the Conversion and prior to the Closing, the Company has been treated as, and is currently treated as, a limited liability company that is disregarded from the Seller for U.S. federal income Tax purposes.

2.26         Governmental Authorization.

(a)           Schedule 2.26 lists each material certification, approval, registration, consent, license, permit, grant, exemption, variance, order or other authorization issued, granted to, or held by the Company or any Employee by a Governmental Entity (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) that is required for the operation of its business as currently conducted or as currently proposed to be conducted (collectively, the “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business as currently conducted or as currently proposed to be conducted or to hold any interest in its properties or assets. The Company is not, nor to the Company’s Knowledge, is any Employee, in violation of any Company Authorization in any material respect.

(b)           All material fees and charges due and payable prior to or on the Effective Date with respect to Company Authorizations have been paid. To the Knowledge of the Company, the execution, delivery, and performance of this Agreement will not result in the revocation, suspension, or invalidity of any Company Authorizations.

2.27          Disclaimer. Except for the express representations and warranties made by COMPANY AND SELLER IN this ARTICLE II, COMPANY AND SELLER make no representation or warranty, EITHER WRITTEN OR ORAL, express or implied.

Article III.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Seller as of the Closing Date as follows:

3.1           Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions.

3.2           Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Related Agreements to which Buyer is a party and the consummation of the Transactions has been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement and each of the Related Agreements to which Buyer is a party have been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Buyer), this Agreement and the Related Agreements to which Buyer is a party constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity.

3.3           Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Related Agreements by Buyer or the consummation by Buyer of the Transactions except for (a) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices as may be required under applicable securities Laws and (b) such other filings, authorizations, consents and approvals that if not obtained or made would not have a material adverse effect on the ability of Buyer to consummate the Transactions.

3.4           No Conflict. The execution and delivery by Buyer of this Agreement and the Related Agreements to which it is a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Organizational Documents of Buyer, or (b) any Law applicable to Buyer or any of its properties (whether tangible or intangible) or assets, except, in the case of clause (b), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions.

3.5           Equity Consideration Duly Authorized; Capitalization. Buyer has 12,807,568 shares of Class A common stock issued and outstanding, 335,746 shares of Class B common stock issued and outstanding, and 0 shares of preferred stock issued and outstanding, and the Buyer has no other equity or ownership interests of any kind authorized, designated, issued or outstanding. All of the Equity Consideration to be issued to the Seller under this Agreement will be duly authorized and validly issued, fully paid and non-assessable, and free and clear of all Encumbrances (other than restrictions on transfer set forth in the Related Agreements).

3.6           Brokers. No broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

3.7           Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Transactions.

3.8           Independent Investigation. Buyer acknowledges that: (i) neither Company, Seller nor any other Person on behalf of Company or Seller has made any representation or warranty, express or implied, as to the Company the Business, or the Acquired Interests or the accuracy or completeness of any information regarding the Company, the Business or the Acquired Interests furnished or made available to Buyer and its Representatives, or any other matter related to the Transactions, other than those representations and warranties expressly set forth in Article II (including the related portions of the disclosure schedules to this Agreement), (ii) in determining to enter into this Agreement, Buyer has not relied on any representation or warranty from Seller, the Company or any other Person on behalf of Seller or the Company, or upon the accuracy or completeness of any information regarding the regarding Seller, the Company, the Business, or the Acquired Interests furnished or made available to Buyer and its Representatives, other than those representations and warranties expressly set forth in Article II (including the related portions of the disclosure schedules to this Agreement), and (iii) neither Seller, the Company nor any other Person acting on behalf of Seller or the Company shall have any liability to Buyer or any other Person with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, expenses, or expenditures, future results of operations, future cash flows, or the future financial condition of the Business or the future business, operations, or affairs of the Business, except as expressly set forth in Article II of this Agreement (including the related portions of the disclosure schedules).

3.9           Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN THIS ARTICLE III, BUYER MAKES NO OTHER REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, EXPRESS OR IMPLIED.

Article IV.
TAX MATTERS

4.1           Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (“Transfer Taxes”) shall be paid when due 50% by Seller and 50% by the Buyer. The Seller will timely file each necessary Tax Return and other documentation with respect to such Transfer Taxes, and if required by applicable Law, the Buyer will join in the execution of any such Tax Returns and other documentation. Within fifteen (15) days after the Seller’s filing of a Tax Return for the Transfer Taxes, the Seller will provide the Buyer with copies of all such Tax Returns and evidence that all such Transfer Taxes have been paid.

4.2           Tax Returns.

(a)           Seller-Shareholder Prepared Returns. From and after the Closing Date, the Seller will prepare, or cause to be prepared, all income Tax Returns required to be filed by the Company for each Tax period ending on or before the Closing Date that have not been filed as of the Closing Date (“Pre-Closing Seller-Shareholder Prepared Income Tax Returns”). Except as otherwise may be approved by Buyer, all Pre-Closing Seller-Shareholder Prepared Income Tax Returns shall be prepared (i) in accordance with applicable Law, and (ii) consistent with the past practices of the Company except as otherwise required by applicable Law. Buyer will be given a reasonable opportunity, and in no event less than twenty (20) days, to review and provide reasonable comments to each Pre-Closing Seller-Shareholder Prepared Income Tax Return. Seller shall reasonably consider incorporating Buyer’s reasonable comments into such Pre-Closing Seller-Shareholder Prepared Income Tax Returns; provided, however, that the final determination with respect to such Tax Returns shall be made by Seller in his reasonable discretion. Buyer shall cause the Company to execute and timely file or cause to be filed any Pre-Closing Seller-Shareholder Prepared Income Tax Returns. The Seller will be responsible for paying all Taxes as shown due on such Pre-Closing Seller-Shareholder Prepared Tax Returns; provided, however, that the Seller shall not be responsible for any Taxes to the extent such Taxes were actually taken into account in determining the Total Adjustment Amount, the Purchase Price, or any adjustment thereto.

(b)           Buyer-Prepared Returns. Buyer will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company, other than those described in Section 4.2(a) for any Pre-Closing Tax Period or Straddle Period, in each instance that are due after the Closing. Except as otherwise may be approved by the Seller, all such Tax Returns described in this Section 4.2(b) must be prepared, (i) in accordance with applicable Law, and (ii) consistent with the past practices of the Company except as otherwise required by applicable Tax Law. Buyer will provide any such Tax Return to the Seller at least twenty (20) days before the due date for (and/or) filing of any such Tax Returns for Seller’s review and comment. Buyer shall consider in good faith and incorporate all reasonable comments of Seller. For the avoidance of doubt, Buyer shall prepare and file all Tax Returns required to be filed by Buyer for all periods; and all such Tax Returns shall not be subject to the provisions of this Section 4.2(b).

4.3           Tax Contests. Notwithstanding anything to the contrary in this Agreement, any Action that relates to any Pre-Closing Tax Period of the Company (a “Tax Matter”) shall be addressed in and governed by this Section 4.3. The Person or Persons that control (as set forth below) a Tax Matter will have the right, subject to the provisions below in this Section 4.3, to control the defense, compromise, or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns, and contesting, defending against, and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter.

(a)           If written notice of any Tax Matter is given by any Governmental Entity (“Government Notice”) to Buyer, any of its Affiliates (including, after the Closing, the Company), or the Seller, then Buyer (on behalf of itself and its Affiliates) or the Seller, as applicable, will notify the other in writing (the “Tax Matter Notice”) within ten (10) Business Days after receipt of such Government Notice. No failure or delay in the provision of a Tax Matter Notice shall affect the obligations or liabilities of the parties as otherwise set forth in this Agreement.

(b)           To the extent the Tax Matter relates to a Tax period ending on or before the Closing Date, then within fifteen (15) Business Days after either (i) the Seller’s receipt of a Tax Matter Notice from Buyer or Seller’s provision of a Tax Matter Notice to Buyer, the Seller may elect, by written notice to Buyer, to control (at Seller’s own cost and expense) the defense, compromise, and other resolution of such Tax Matter. Buyer will cause the Company and its Affiliates to fully cooperate, in the defense and resolution of such Tax Matter by making relevant documents and employees available to the Seller, and to execute, or cause the execution of, such documents (including powers of attorney) as may be reasonably necessary to allow the Seller to conduct the defense and resolution thereof. If the Seller elects to conduct such a defense, then all decisions, e.g., with respect to the negotiation or litigation of the item or items, at issue in such Tax Matter described in this Section 4.3(b) will be made by the Seller and will be binding upon Buyer and the Company, provided that the Seller shall keep Buyer reasonably apprised of the status of the defense, allow Buyer the right to reasonably participate in such Tax Matter at Buyer’s own cost and expense and shall not agree to any settlement of the Tax Matter without Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed.

(c)           To the extent the Tax Matter (x) relates to a Straddle Period, or (y) is initially governed by Section 4.2(b), but with respect to which the Seller does not elect to control the defense, compromise, and other resolution thereof, then Buyer has the right to control the defense, compromise, and other resolution of such Tax Matter; provided that (i) the Seller has the right (but not the duty) to participate in all aspects of the defense and resolution of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Buyer, (ii) Buyer will keep Seller reasonably apprised of the status and progress of the Tax Matter, (iii) Buyer will provide copies to Seller of all correspondence to and from the Governmental Entity respecting such Tax Matter, (iv) Buyer will reasonably, diligently, and actively pursue the defense or settlement of such Tax Matter, and (v) Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) will not enter into any settlement of or otherwise resolve or compromise any such Tax Matter without the prior written consent of the Seller, which consent will not be unreasonably conditioned, withheld, or delayed.

4.4           Straddle Period. For all purposes of this Agreement, in the case of any Taxes for any Straddle Period, the amount of Taxes allocable to the Pre-Closing Tax Period shall be deemed to be (a) in the case of any sales or use Taxes, value-added Taxes, employment Taxes, withholding Taxes, and any Tax based upon or measured by income, receipts or profits earned during a taxable period, based upon occupancy during a taxable period, or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), the amount of any such Taxes determined as if such taxable period ended as of the end of the Pre-Closing Tax Period; and (b) in the case of any other Taxes not described in clause (a) above and/or imposed on a periodic basis (such as real or personal property Taxes), the amount of Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire relevant Straddle Period. For purposes of these determinations, exemptions, allowances or deductions that are calculated on an annual basis will be allocated to the Pre-Closing Tax Period in the same proportion as the number of calendar days during the Pre-Closing Tax Period bears to the number of calendar days in the entire Straddle Period. The portion of Tax attributable to a portion of a Straddle Period commencing after the Closing will be calculated in a corresponding manner.

4.5           Cooperation. Buyer (on behalf of itself, the Company, and their Affiliates), the Company, and Seller shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and with respect to any Tax Matter. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Return or Tax Matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees (A) to retain all books and records with respect to Tax Matters pertinent to the Company relating to any Pre-Closing Tax Period until expiration of the statute of limitations (and any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity, and (B) to give Seller reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the Seller so requests, Company and Buyer, as the case may be, shall allow the Seller to take possession of such books and records. Buyer, the Company, and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

4.6           Intended Tax Treatment. Buyer and Seller intend that the purchase, sale and contribution of the Acquired Interests be treated as a purchase and sale of assets for U.S. federal and applicable state and local income Tax purposes. Neither Buyer, the Seller, the Company nor any of their Affiliates, shall take any position inconsistent with such intended Tax treatment on any Tax Return or in any Tax-related proceeding, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

4.7           Conflicts. In the event of a conflict between this Article IV and Article VIII, the provisions of this Article IV will control.

Article V.
CLOSING DELIVERIES

5.1           Buyer Closing Deliverables. On or prior to the Closing, Buyer will have delivered each of the following:

(a)           the Closing Cash Payment, the payment to Frost Bank and the Equity Consideration;

(b)           a certificate of the Buyer executed by the Secretary of the Buyer, dated as of the Closing Date, certifying: (i) the Buyer Board Approval; (ii) the Organizational Documents of the Buyer; and (iii) the name, title, incumbency and signatures of the Person(s) authorized to execute this Agreement and the Related Agreements to which the Buyer is a party (the “Buyer Secretary Certificate”);

(c)           counterparts of the Lock-Up Agreement and the Documents between Buyer and Key Employees, duly executed by the applicable signatory; and

(d)           such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the Transactions.

5.2           Seller and Company Closing Deliverables. On or prior to the Closing, the Company and the Seller, as applicable, will have delivered to Buyer each of the following:

(a)           a certificate of the Company executed by the sole Member of the Company, dated as of the Closing Date, certifying: (i) the Company Board Member Consent; (ii) the Organizational Documents of the Company; and (iii) the name, title, incumbency and signatures of the Person(s) authorized to execute this Agreement and the Related Agreements to which the Company is a party (the “Company Incumbency Certificate”);

(b)           a Lock-Up Agreement, duly executed by the Seller;

(c)           the Employment Documents, duly executed by each of the Key Employees and the Company;

(d)           duly executed transfer documents for all of the Acquired Interests;

(e)           the Company’s minute books and other organizational records, to the extent existing;

(f)            a valid IRS Form W-9 from the Seller;

(g)           a Certificate of Good Standing for the Company issued by the Secretary of State of the State of Indiana within forty-five (45) days of the Closing Date, and of each state in which the Company is required by Law to be qualified as a foreign corporation evidencing the Company’s corporate standing in each such state; and

(h)           evidence in form and substance reasonably satisfactory to Buyer that all Liens on the Company’s assets or properties other than Permitted Liens have been released.

Article VI.
COVENANTS

6.1           [Reserved].

6.2           Confidentiality. From and after the Closing until the five (5) year anniversary of the Closing Date, each Party shall, and shall cause its Affiliates to, hold, and shall use its reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the other parties, except to the extent that such Party can show that such information (a) is generally available to and known by the public through no fault of such Party, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Party, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Party or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Party shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Party is advised by its counsel is legally required to be disclosed, provided that such Party shall use reasonable efforts to cooperate with the other Party’s efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.3           Public Disclosure. The Parties shall use their commercially reasonable efforts to mutually agree to the text of any initial press release and Buyer’s Form 8-K announcing the execution and delivery of this Agreement. Without limiting any Party’s obligations under the confidentiality provisions of the Employment Documents, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representatives to, issue any press release or make any public disclosure regarding the Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Buyer may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Buyer in compliance with this Section 6.6.

6.4           Legends. Buyer shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any Buyer Shares to be received as part of this Agreement by Seller who may be considered “affiliates” of Buyer for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for any such Buyer Shares.

6.5           Further Action. From and after the Closing until the one (1) year anniversary of the Closing Date, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions contemplated hereby. If any notice, consent, waiver or approval necessary to preserve any material right or benefit under any Material Contract has not been obtained on or prior to the Closing, Seller shall, subsequent to the Closing, use commercially reasonable efforts to cooperate with Buyer and the Company in attempting to promptly obtain such notice, consent, waiver or approval; provided that Seller shall incur no cost or expense in doing so.

6.6           No Competition; No Solicitation.

(a)           The Seller shall not, and shall not permit any of their Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Company (including any existing or former client or customer of the Company and any Person that becomes a client or customer of the Company after the Closing), or any other Person who has a material business relationship with the Company, to terminate or modify any such actual or prospective relationship for a period commencing on the Closing Date and ending five (5) years after the Closing Date (the “Restricted Period”). Notwithstanding the foregoing, the Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the the Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own one percent (1%) or more of any class of securities of such Person.

(b)           During the Restricted Period, the Seller shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit any person who is or was an Employee of the Company immediately prior to the Closing Date or during the Restricted Period, or encourage any such Employee to leave such position, except pursuant to a general solicitation which is not directed specifically to any such Employees; provided, that nothing in this Section 6.6(b) shall prevent the Seller or any of its Affiliates from hiring any Employee whose employment has been terminated by Buyer, the Company or their Affiliates.

(c)           Seller acknowledges that a breach or threatened breach of this Section 6.6 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or its Affiliates of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance.

(d)           Seller acknowledges that the restrictions contained in this Section 6.6 are fair and reasonable as to the subject matter, geographical scope and duration and necessary to protect the value of the business of the Company and associated goodwill and the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.6 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.7           Release. As of the Closing, Seller hereby releases and forever discharges Buyer, the Company and their Affiliates (each a “Releasee”) from any and all claims, demands, Proceedings, causes of action, orders, obligations, Contracts, debts and liabilities, both at law and in equity, which the Seller now has against any Releasee arising prior to the Closing Date based solely on the ownership, management, and operation of the Company prior to the Closing Date, in each instance, solely in Seller’s capacity as an equity holder in the Company, provided, however, that nothing contained herein shall operate to release (i) any claim arising out of or relating to Fraud, (ii) any obligations of the Releasees arising under this Agreement, the Related Agreements or under any other transaction document executed and delivered to the Seller, the Company or Buyer at the Closing in connection with the Transactions, (iii) the Seller rights under this Agreement, the Related Agreements or under any other transaction document executed and delivered to the Seller, the Company or Buyer at the Closing in connection with the Transactions, including the Seller rights to indemnification hereunder, (iv) the Seller’ rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements, and accrued and unpaid salary and other employment compensation, accrued and unpaid vacation and sick or (v) the obligations of the Company to indemnify, defend and hold harmless the Seller under the Organizational Documents of the Company, any indemnification agreement set forth in the Company Disclosure Schedule, and applicable Law.

6.8           Employment Matters. From and after the Closing, each of Buyer and Seller shall use commercially reasonable efforts to cooperate to (i) terminate all employment agreements of all employees of the Company except for those of Adam Tscherne, Kourtney Shumaker, and Dierdre Almedia in a manner agreed to between Buyer and Seller and (ii) obtain duly executed Amended and Restated Employment Agreements of Adam Tscherne, Kourtney Shumaker, and Dierdre Almedia.

Article VII.
INDEMNIFICATION

7.1           Survival of Representations, Warranties and Covenants.

(a)           Company and Seller’s Representations. The representations and warranties of the Company and the Seller set forth in this Agreement or in any certificate or document delivered by or on behalf of the Company or the Seller pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Buyer, and the Closing and shall terminate at 5:00 P.M. Eastern Time on the eighteen (18) month anniversary of the Closing Date, provided in all cases, with respect to any Loss,, provided, that the representations and warranties of the Company and Seller set forth in Sections 2.1 (Organization), 2.2 (Authority; Valid and Binding Agreement), 2.3 (No Conflict), 2.6 (Capital Structure) 2.21 (Brokers), and 2.25 (Tax Matters) (collectively, the “Fundamental Representations”) shall survive and terminate at 5:00 P.M. Eastern Time on the six (6) year anniversary of the Closing Date, except: (i) in all cases, with respect to any Loss, claim or breach of which the Seller shall have provided written notice to the to the Indemnifying Party as provided in Section 7.2 hereof prior to such termination shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved and (ii) with respect to any Loss, and any claim arising out of or relating to Fraud by the Seller shall survive indefinitely and shall not be subject to any cutoff date, survival period, cap, basket, or other restriction set forth in this Agreement.

(b)           Buyer Representations. The representations and warranties of Buyer set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of Buyer pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall automatically terminate at 5:00 PM Eastern Time on the eighteen (18) month anniversary of the Closing Date, except, in all cases, with respect to any Loss, claim or breach of which the Seller shall have provided written notice to the to the Indemnifying Party as provided in Section 7.2 hereof prior to such termination shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved, provided, that, (i) the representations and warranties of Buyer set forth in Sections 3.1 (Organization), 3.2 (Authority),3.4 (No Conflict), 3.5 (Equity Consideration Duly Authorized, Capitalization) and 3.6 (Brokers) shall survive and terminate at 5:00 P.M. Eastern Time on the six (6) year anniversary of the Closing Date, except in all cases, with respect to any Loss, claim or breach of which any Seller Indemnified Party shall have provided written notice to the Indemnifying Party as provided in Section 7.2 .hereof prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved; and (ii) any claim arising out of or relating to Fraud by the Buyer shall survive indefinitely and shall not be subject to any cutoff date, survival period, cap, basket, or other restriction set forth in this Agreement.

(c)           Covenants. None of the covenants or other agreements contained in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

(d)           Effect of Survival. The survival periods set forth in this Section 7.1 are intended to operate only as the time period within which a party must deliver to the other party a written notice of a Loss, claim or breach, and following such delivery the notifying party shall be entitled to pursue its available remedies with respect thereto pursuant to the provisions of and subject to the limitations in this Agreement regardless of the survival periods set forth in this Section 7.1; provided, however, that the notifying party shall prosecute such claim in good faith and with reasonable diligence.

7.2           Indemnification by the Seller. The Seller shall indemnify, reimburse, compensate and hold harmless Buyer and its officers, directors, employees, partners, members, agents and Affiliates (each a “Buyer Indemnified Party,” and together the “Buyer Indemnified Parties”) against any and all Losses incurred or suffered by any such Buyer Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(a)           the failure of any representation or warranty of the Company or the Seller set forth in this Agreement, as qualified by the Disclosure Schedules, to be true and correct in all respects as of the Closing;

(b)           any failure by the Company or Seller to fully perform, fulfill or comply with any covenant set forth in this Agreement or Related Agreements;

(c)           the matters set forth on Schedule 7.2(c); and

(d)           (i) any Taxes of the Company for any Pre-Closing Tax Period, (ii) any and all liability (as a result of Treasury Regulations Section 1.1502-6 or otherwise) for Taxes of any Person (other than the Company) that is or has ever been affiliated with the Company, or with whom the Company otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, in each instance for and with respect to periods prior to the Closing Date, (iii) any Tax liability resulting from the Company’s being liable for any Taxes of any Person as transferee or successor, by contract or otherwise, which Taxes and liability arise and relate to an event involving the Company prior to the Closing, (iv) any Taxes of the Seller, (v) any Transfer Taxes for which Seller is liable pursuant to Section 4.1, or (vi) any Tax liability, penalties, interest and related fees associated with the receipt of any ineligible IRS Employee Retention Tax Credits.

(e)           Indemnification by the Buyer. Buyer shall indemnify, reimburse, compensate and hold harmless Seller and their respective officers, directors, employees, partners, members, agents and Affiliates (each a “Seller Indemnified Party” and together the “Seller Indemnified Parties”) against any and all Losses incurred or suffered by any such Seller Indemnified Party directly or indirectly as a result of, with respect to or in connection with:

(f)           the failure of any representation or warranty of the Buyer set forth in this Agreement to be true and correct in all respects as of the Closing; and

(g)           any failure by the Buyer to fully perform, fulfill or comply with any covenant set forth in this Agreement.

7.3           Limitations.

(a)           Basket. The Seller shall not be liable for monetary damages pursuant to Section 7.2(a), until the aggregate amount of all Losses, with respect to such matters exceeds one hundred sixty thousand Dollars ($160,000) (the “Basket”), and then only for the amount of such Losses in excess of the Basket, provided, however, that this Section 7.3(a) shall not apply to claims of Fraud of Seller.

(b)           Cap. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.2(a), except for breaches of a Fundamental Representation, shall not exceed one million six hundred thousand Dollars ($1,600,000). The aggregate amount of all Losses for which the Seller shall be liable under this Agreement shall not exceed the Purchase Price actually received by the Seller. For the avoidance of doubt, the aggregate liability of all of the Seller under or related to this Agreement and the Related Agreements and/or the Transactions in no case shall exceed the Purchase Price actually received by the Seller, except for any Losses related to Fraud of Seller.

(c)           Order of Payments. Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall be obligated to make any indemnification payment pursuant to this Agreement unless and until there is an Agreed Claim. Neither Buyer nor any of its Affiliates shall be entitled to setoff amounts in accordance with Section 7.5 unless and until there is an Agreed Claim determined in accordance with this Agreement. For the avoidance of doubt, Losses shall not include any amounts that are speculative, contingent, reserved, estimated, or asserted but not finally determined, and no indemnification obligation shall arise with respect to any Third-Party Claim unless and until such Third-Party Claim has been resolved in accordance with the defense and settlement procedures set forth in this Agreement. Any Agreed Claim for which Losses are payable to a Buyer Indemnified Party with respect to a claim for indemnification pursuant to Section 7.2 and subject to the limitations of Section 7.3 shall be satisfied at Buyer’s sole discretion from: (i)  rights of offset by Buyer pursuant to Section 7.5; and (ii) Seller by wire transfer of immediately available funds.

(d)           Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, other than claims based upon Fraud, shall be pursuant to the indemnification provisions set forth in this Article VII. Notwithstanding anything to the contrary in this Agreement the specific indemnities set forth on Schedule 7.02(c) shall constitute Buyer’s sole and exclusive remedy for the matters expressly described therein and for any Losses arising from the underlying facts giving rise to such matters, and no such matters or underlying facts shall give rise to a claim for indemnification under any other representation, warranty, covenant or indemnification provision of this Agreement.

(e)           Materiality Scrape. For purposes of this Article VII (solely for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f)            Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Loss for which such indemnified party seeks indemnification.

(g)           Losses. In no event shall any Indemnifying Party be liable to any Indemnified Party for any incidental, consequential, special, exemplary, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple (collectively, “Special Damages”), provided, however, that this sentence shall not preclude the recovery of damages actually paid by an Indemnified Party . to a third party pursuant to a final, non-appealable judgment or a settlement entered into with the Indemnifying Party’s consent (not to be unreasonably withheld) to the extent such third-party claim includes Special Damages.

(h)           Insurance. All indemnification payments under this Article VII shall be calculated by the Buyer or the Seller, as applicable, after giving effect to any insurance proceeds that are actually received by the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, or from any third party with respect to the applicable Loss, provided, however, that no Indemnified Party shall be required to seek recovery under any insurance policy or from any third party prior to seeking indemnification hereunder, and provided further that any such proceeds shall be applied net of any out-of-pocket costs of collecting such proceeds, deductibles or retentions, and related premium increases. The Buyer Indemnified Parties and Seller Indemnified Parties shall use commercially reasonable efforts not to take any action that would materially impair the ability of the Indemnifying Party to recover under any applicable insurance policy or from any third party. If any indemnified party receives such an insurance payment or recovery described above subsequent to payment by an Indemnifying Party, it shall within ten (10) business days remit to the Indemnifying Party who actually paid such indemnification claim, the amount so paid by the Indemnifying Party, net of any costs, expenses, deductibles or retentions incurred in connection with obtaining such recovery, but not in excess of the actual proceeds received. For the avoidance of doubt, nothing herein shall require any Indemnified Party to pursue recovery in a manner that is commercially unreasonable or materially adverse to its ongoing business or insurance relationships.

(i)            Tax-Related Limitations. Seller shall not have any obligation contemplated in Section 7.2(d) for or against any Loss or Tax consisting of Taxes to the extent  resulting (on a with and without basis) from (i) any transactions occurring on or after the Closing Date after the consummation of the Closing or (ii) any breach by Buyer of any covenants set forth in this Agreement; and provided, further that in the case of Taxes contemplated in Section 7.2(d), Seller shall be liable only to the extent that such Taxes are in excess of the amount, if any, that are taken into account in connection with calculating the Purchase Price or any adjustment thereto or component thereof.

7.4           Procedures.

(a)           General. The party making a claim under this Article VII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.” Promptly after the discovery by an Indemnified Party of any Loss or Losses, claim or breach, including any claim by a third party (a “Third Party Claim”), that would reasonably be expected to give rise to a claim for indemnification hereunder, the Indemnified Party shall deliver to the Indemnifying Party, a certificate (a “Claim Certificate”) that:

(i)           states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to this Agreement; and

(ii)            specifies in reasonable detail, to the extent practicable and available, each individual item of Loss included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder; provided, that no delay on the part of any Indemnified Party in notifying the Indemnifying Party shall relieve Indemnifying Party of any liability or obligations hereunder except to the extent that such Indemnifying Party has been materially prejudiced thereby, and then only to such extent.

(b)           Objection. If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall deliver a written notice to such effect to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate. Thereafter, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than sixty (60) days after receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Indemnifying Party has objected. If the Indemnified Party and the Indemnifying Party agree with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party fail to agree as to any particular item or items or amount or amounts within such sixty (60) day period, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification.

(c)           Third Party Claim Defense; Settlement. The Indemnifying Party will have thirty (30) days from the date on which the Indemnifying Party received a Claim Certificate in respect of a Third Party Claim to notify the Indemnified Party that the Indemnifying Party desires to assume the defense or prosecution of such Third-Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”); provided that such notice shall be required prior to any “Cutoff Date.”. If the Indemnifying Party assumes the Third Party Defense in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnifying Party shall control the investigation, defense and settlement thereof, (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for material equitable relief without the prior written consent of the Indemnified Party. The parties will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto to the extent permitted by applicable Law or applicable contractual restrictions, subject to entering into appropriate confidentiality agreements. Whether or not the Indemnifying Party has assumed the Third Party Defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)           Defense; Settlement. If the Indemnifying Party does not assume the Third Party Defense on which the Indemnifying Party received a Claim Certificate, the Indemnified Party will be entitled to assume the Third Party Defense, upon delivery of notice to such effect to the Indemnifying Party; provided that the Indemnifying Party shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof, and the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)           Agreed Claims. Claims for Losses specified in any Claim Certificate to which the Indemnifying Party did not object in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Article VII and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” Subject to the terms and conditions of this Agreement, the Indemnified Party shall be entitled to payment for any Agreed Claim within ten (10) Business Days of the determination of the amount of any such Agreed Claims.

(f)           Transaction Consideration Adjustment. Buyer and the Seller agree to treat any indemnification payment pursuant to this Article VII as an adjustment to the Purchase Price for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

7.5           Right of Setoff; Withholding; Indemnity Payments. Upon notice to Seller specifying in reasonable detail the basis therefor, without limiting any other rights or remedies available to it, Buyer shall be entitled, at its sole direction, to: (i) offset any amounts otherwise payable under this Article VII for Agreed Claims by a Buyer Indemnified Party pursuant to this Article VII against any payments due by Buyer to any Seller Indemnified Party under this Agreement, specifically including, but not limited to, any due under Section 1.7, Section 1.8, or Section 1.9 Buyer may withhold amounts otherwise payable to Seller solely in respect of (i) a Third Party Claim for which Buyer has delivered a Claim Notice in accordance with this Article VII or (ii) a claim for breach of Section 6.6 for which Buyer has delivered written notice describing such alleged breach in reasonable detail, in each case in an amount not to exceed Buyer’s good faith estimate of the indemnifiable Losses reasonably expected to be incurred; provided that (A) such withholding shall not exceed the maximum amount for which Seller could be liable under this Article VII and (B) Buyer shall promptly release to Seller any withheld amounts to the extent such Losses are not actually incurred or are no longer reasonably expected to be incurred. Buyer’s exercise of its right of setoff or withholding in accordance with this Section 7.5 shall not constitute a breach or event of default under this Agreement; provided that any setoff or withholding not permitted by this Section 7.5 shall be subject to all rights and remedies available to Seller under this Agreement.To the extent any Losses relating to an Agreed Claim are not satisfied through the exercise of any expressly applicable right of setoff or offset pursuant to this Agreement, the applicable Seller Indemnified Party shall pay such remaining amount to the applicable Buyer Indemnified Party by wire transfer of immediately available funds within thirty (30) Business Days after such Losses become finally determined and payable in accordance with this Article VII.

7.6           No Limitation in the Event of Fraud. Notwithstanding any other provision of this Agreement, nothing in this Article VII or otherwise shall limit, in any manner, any remedy at law or equity to which any Indemnified Party may be entitled as a result of actual Fraud knowingly or willfully committed with the intent to deceive or mislead by any Indemnifying Party.

Article VIII.
DEFINITIONS, CONSTRUCTION, ETC.

8.1           Definitions. For purposes of this Agreement:

“Accounting Firm” is defined in Section 1.6(d).

“Accounting Firm Submittal Notice” is defined in Section 1.6(d).

“Accounting Principles” means the accounting methods, assumptions, policies, principles, practices, and procedures set forth in Appendix I.

“Action” means any claim, action, audit, assessment, inquiry, review, suit, proceeding (whether administrative or judicial), arbitration, or investigation of any nature, or any proceeding similar to any of the foregoing.

“Acquired Interests” is defined in the Recitals.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Agreed Claims” is defined in Section 7.4(e).

“Agreement” is defined in the Preamble.

“agreement” means any written, oral, or other legally binding agreement, contract, mortgage, indenture, lease, license, instrument, note, guaranty, indemnity, purchase order, work order, insurance policy, benefit plan, commitment, and each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating thereto.

“Allocation Methodology” is defined in Section 1.11.

“Amended and Restated Employment Agreements” mean the amended and restated employment agreements between the Company and each of Adam Tscherne, Kourtney Shumaker, and Dierdre Almedia in the form attached as Exhibit D hereto.

“Balance Sheet Date” is defined in Section 2.7.

“Basket” is defined in Section 7.3(a).

“Business” is defined in the Recitals.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required to close.

“Buyer” is defined in the Preamble.

“Buyer Indemnified Party” is defined in Section 7.2.

“Buyer Shares” is defined in Section 1.4(b).

“Calendar Year 2026” means the period beginning on January 1, 2026 and ending on December 31, 2026.

“Calendar Year 2027” means the period beginning on the January 1, 2027 and ending on December 31, 2027.

“Calendar Year 2028” means the period beginning on the January 1, 2028 and ending on December 31, 2028.

“Calendar Year 2029” means the period beginning on the January 1, 2029 and ending on December 31, 2029.

“Calendar Year 2030” means the period beginning on the January 1, 2030 and ending on December 31, 2030.

“Calendar Year 2031” means the period beginning on the January 1, 2031 and ending on December 31, 2031.

“Cash” means, as of any date of determination with respect to the Company, all cash, cash equivalents, marketable securities and short-term investments in each case determined as of the fair market value as of the Closing, determined on a consolidated basis, and: (i) increased by (a) all deposited but uncleared bank deposits, and (b) any ACH or similar payments that have been initiated, and (ii) reduced by (y) any outstanding checks and (z) wires or other payments that have been initiated, as applicable.

“Change in Control Payment” means any bonus, retention, severance or other form of compensation that is accelerated, accrued, or becomes payable by the Company, on or prior to the Closing Date (as a result of the consummation of the purchase and sale of the Acquired Interest) to any Person who that, prior to the Closing Date, is or was a director in such Person’s capacity as a compensated director), employee, or consultant of the Company, in each instance of this definition pursuant to any employment agreement, benefit plan, or any other contractual obligation which was binding upon the Company prior to the Closing Date.

“Claim Certificate” is defined in Section 7.4(a).

“Closing” is defined in Section 1.2.

“Closing Cash Payment” is defined in Section 1.4.

“Closing Date” is defined in Section 1.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Authorizations” is defined in Section 2.26.

“Company Balance Sheet” is defined in Section 2.7.

“Company Benefit Plan” is defined in Section 2.22(a).

“Company Board” means the board of directors of the Company.

“Company Disclosure Schedule” is defined in Section 1.10.

“Company Expenses” means any trade payables, vendor expenses, payroll obligations, accrued compensation and employee benefits that relate to the period or services performed prior to the Closing Date or Change In Control Payments (including the employer portion of any payroll Taxes associated therewith), and deferred revenues of the Company (excluding any deferred revenues attributable to that certain professional services and consulting agreement between the Company and The Kroger Co.) in each case reflected on the Company’s books and records as of the Closing.

“Company Financial Statements” is defined in Section 2.7.

“Company Secretary Certificate” is defined in Section 5.2(b).

“Company’s Knowledge” (including any derivation thereof such as “known” or “knowing”) means, the actual knowledge of Eric Rose, without any duty of inquiry.

“Company Member Consent” means the approval by the sole member of the Company of this Agreement, the Related Agreements and the Transactions as required pursuant to the terms of the Company’s Organizational Documents and any applicable Law, in each case as in effect as of the date of this Agreement.

“Conversion” is defined in Section 2.25(p).

“control” means, with respect to a Person, the ability to direct the management of such Person, whether through the ownership of voting securities, by agreement, or otherwise.

“Employee” means any current, former, or retired employee, officer, manager or director of the Company or of any Person deemed to be a co-employer with the Company whether such employment status is recognized by the Company or otherwise recognized or imposed by any Governmental Entity.

“Employment Agreement” means each management, employment, severance, relocation, repatriation, expatriation or similar agreement between the Company or any Affiliate and any Employee of the Company.

“Employment Documents” means an employment agreement and confidentiality, non-competition and non-solicitation and assignment of rights agreement executed by the Key Employees at the Closing in the forms attached as Exhibit B and Exhibit C.

“Equity Consideration” is defined in Section 1.4(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is or at any time preceding the Closing Date would have been treated as a “single employer” with the Company under Section of 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Allocation Schedule” is defined in Section 1.11.

“Final Closing Balance Sheet” is defined in Section 1.6.

“Final Net Working Capital Amount” means the Company’s actual Net Working Capital, measured immediately preceding the Closing and calculated in a manner consistent with Appendix I.

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of an existing fact with respect to the making of any representation or warranty in Article II or Article III, made by such party, (a) with respect to Seller, to Company’s Knowledge or (b) with respect to Buyer, to Buyer’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act or refrain from acting, and upon which the other party relies with resulting Losses. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“Frost Debt” means the indebtedness for borrowed money owed to Frost Bank in the amount of $1,141,247.12, as set forth in that certain payoff letter dated as of February 23, 2026.

“Fully Diluted Basis” means the total number of Buyer Shares that would be outstanding if all possible shares were issued upon conversion of all convertible securities including any outstanding warrants, options or vesting of restricted stock units.

“Fundamental Representations” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles effective in the United States.

“Gross Margin” shall be calculated as set forth on Appendix I.

“Gross Margin Percentage” shall be calculated as set forth on Appendix I hereto.

“Government Notice” is defined in Section 4.3(a).

“Governmental Entity” means any (i) federal, state, local, foreign or other government authority, including any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdictional or political body; (ii) public primary, secondary or higher educational institution; or (iii) other governmental, self-regulatory or quasi-Governmental Entity of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Indebtedness” has the meaning as set forth on Appendix I.

“Indemnifying Party” is defined in Section 7.2.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world and all goodwill associated therewith; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; (ix) all mask works and integrated topographies; and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Key Employee” or “Key Employees” means Eric Rose.

“Law” means any federal, state, or local law, statute, ordinance, common law, rule, wage, order, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, license, permit, authorization, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Leased Real Property” is defined in Section 2.11.

“Liens” means any lien (statutory or otherwise), pledge, assignment, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal or offer, easement, covenant, condition, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever.

“Losses” means all losses, liabilities, damages, deficiencies, interest and penalties, costs and expenses, including reasonable, documented attorneys’ fee and expenses incurred in connection with the investigation or defense of any Claim for which indemnification is available hereunder.

“Material Contract” is defined in Section 2.16(b).

“Net Working Capital” means (a) the current assets of the Company minus (b) the current liabilities of the Company, in each case, calculated immediately prior to the Closing in accordance with the Accounting Principles set forth on Appendix I.

“Net Working Capital Adjustment Amount” means the difference between (a) Net Working Capital and (b) the Net Working Capital Target.

“Net Working Capital Target” means $600,000.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all bylaws, regulations, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outside Date” means April 30, 2026.

“Permit” means any license, including any professional or engineering licenses required to conduct the Business as currently conducted, permit, authorization, certificate of authority, or qualification issued by any Governmental Authority.

“Permitted Lien” means (a) Liens for Taxes and other governmental charges and assessments not yet due and payable;(b) the interest of a lessor under any capital or operating lease; (c) zoning, building and land use Laws, ordinances, and similar restrictions imposed by any Governmental Authority that do not materially and adversely impair the present use of the applicable property; (d) Liens resulting from the consummation of the Transactions or arising from actions taken by Buyer; and (e) the security interest in the Company’s assets granted to Frost Bank, solely to the extent such security interest is released at or prior to the Closing in accordance with this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Post-Closing Revenue” shall be calculated as set forth on Appendix I hereto.

“Pre-Closing Seller-Prepared Income Tax Returns” is defined in Section 4.2.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date, and (ii), for any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of the Straddle Period that ends on the Closing Date (employing the allocation methodology prescribed by Section 4.4).

“Predecessor Corporation” is defined in Section 2.25(o).

“Proposed Final Closing Balance Sheet” is defined in Section 1.6.

“Purchase Price” is defined in Section 1.3(a).

“Related Agreements” means the items set forth in Article V.

“Released Claims” is defined in Section 6.7.

“Releasee” is defined in Section 6.7.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Business” means any business that would be directly competitive with the Company as of the Closing Date, including any business engaged in the business of providing security, security consulting, safety, investigations and risk mitigation services provided that a Restricted Business shall not include a company that is not primarily engaged in the business of providing security, security consulting, safety, investigations and risk mitigation services in which Seller holds an interest as an internal or in-house security position or in consulting role.

“Restricted Period” is defined in Section 6.6(a).

“Seller” is defined in the Preamble.

“Seller Indemnified Party” is defined in Section 7.2(e).

“Straddle Period” is defined within the definition of “Pre-Closing Tax Period.”

“Subsidiary” or “Subsidiaries” means any Person the Company owns, directly or indirectly, any capital stock, units, partnership interests or any other equity interest, or any ownership interest in.

“Tax” means any United States or foreign, state, provincial or local net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, goods and services, compensation, use, ad valorem, value added, transfer, franchise, capital profits, capital gains, capital, lease service, license, withholding, payroll, employment, unemployment, social security, employer health, excise, severance, stamp, occupation, premium, property, environmental, escheat, school or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, employment insurance premiums and worker compensation premiums, and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, whether disputed or not, together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Returns” means all returns, declarations, reports, elections, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Territory” means United States of America.

“Third Party Claim” is defined in Section 7.4(a).

“Third Party Defense” is defined in Section 7.4(a).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Buyer Shares are listed or quoted for trading on the date in question: the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, OTCQB Venture Market or OTCQX Best Market and any successors to any of the foregoing.

“Transactions” is defined in Section 1.2.

“Transfer Taxes” is defined in Section 4.1.

“Total Adjustment Amount” means a positive or negative number equal to the sum of the Net Working Capital Adjustment Amount minus the amount of Company Expenses on the Final Closing Balance Sheet.

“VWAP” means the dollar volume-weighted average price for Buyer Shares on a Trading Market during the period beginning on the first day of the period at 9:30 a.m. (New York City time) and ending on the last day of the period at 4:00 p.m. (New York City time), as reported by Bloomberg, L.P. If the VWAP cannot be calculated for such security on such date on the foregoing basis, the VWAP shall be the fair market value as mutually determined by the board of directors of Buyer on a good faith basis.

“Working Capital Dispute Notice” is defined in Section 1.6(c).

“WC Dispute Notice Deadline” is defined in Section 1.6(c).

8.2           Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement, and Schedules to this Agreement or to the Company Disclosure Schedule, as the context may require. The Company Disclosure Schedule shall be deemed a part of, and is incorporated by reference into, this Agreement.

(e)           References to “Dollars” and “$” mean dollars in lawful currency of the United States of America.

(f)           The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           Whenever this Agreement requires the disclosure of an agreement on the Company Disclosure Schedule or the delivery to Buyer of an agreement, that disclosure requirement or delivery requirement, as applicable, shall also require the disclosure or delivery of each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating to that agreement.

(h)           All references to accounting terms shall be interpreted in accordance with GAAP, unless otherwise specified.

Article IX.
GENERAL PROVISIONS

9.1           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

(a)           if to Buyer, to:

Knightscope, Inc.

305 North Mathilda Avenue

Sunnyvale, California 94085

Attention:	Sean Stewart; Apoorv Dwivedi
Email:	sps@knightscope.com; asd@knightscope.com

with a copy (which shall not constitute notice) to:

Haynes and Boone LLP

30 Rockefeller Plaza

26th Floor

New York, NY 10112

Attention:	Rick Werner and Simin Sun
Email:	rick.werner@haynesboone.com;
simin.sun@haynesboone.com

(b)           if to the Seller, to:

Eric Rose

700 N. Saint Mary’s Street

Suite 1400

San Antonio, TX 78205

Attention:	Eric J. Rose
Email:	erose@eventriskinc.com

with a copy (which shall not constitute notice) to:

Hajjar Peters, LLP

3144 Bee Caves Road

Austin, TX 78746

Attention:	Kareem Hajjar
Email:	khajjar@legalstrategy.com

9.2           Entire Agreement. This Agreement, the Related Agreements, and the Schedules hereto, and any other documents to be delivered hereunder constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.3           Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.4           Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.5           Expenses. All fees and expenses incurred in connection with the Transactions, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions shall be the obligation of the party incurring such fees and expenses, except that the Seller will pay any such expenses incurred by the Company prior to the Closing.

9.6           Successors and Assigns.

(a)           This Agreement shall be binding upon Seller and each of such Person’s personal representatives, executors, administrators, estates, heirs, successors and assigns (if any), and Buyer and its successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto and the Buyer Indemnified Parties and the respective successors and assigns (if any) of the foregoing

(b)           No party may assign any of its rights or delegate any of its rights or obligations under this Agreement without the prior written consent of the parties hereto provided, however, that Buyer may, without the consent of Seller, assign this Agreement (i) to any Affiliate of Buyer, or (ii) in connection with a sale of all or substantially all of Buyer’s equity interests or assets; provided further that (A) such assignment shall not materially increase the obligations or liabilities of Seller, (B) the assignee shall expressly assume in writing all of Buyer’s obligations under this Agreement, and (C) Buyer shall remain jointly and severally liable for all obligations under this Agreement following any such assignment.

9.7           Amendment. This Agreement may be amended by execution of an instrument in writing signed by Buyer and Seller.

9.8           Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy under this Agreement.

9.9           Governing Law.

(a)           This Agreement, and all claims or causes of Action (whether in contract or tort) that may be based upon, arise out of or relate to this agreement, or the negotiation, execution or performance of this Agreement (including without limitation any claim or cause of Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

(b)           Unless otherwise explicitly provided in this Agreement, any Action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any Delaware state or federal court locating in the City of Wilmington. Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of Delaware, in connection with any such proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; (iii) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section 9.1; and (iv) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

9.10           Certain Waivers.

(a)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b)           EXCEPT AS SET FORTH IN SECTION 7.3(g) AND EXCEPT IN THE CASE OF FRAUD, TO THE FULLEST EXTENT PERMITTED BY LAW, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY PUNITIVE, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR INDIRECT DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 7.3(g) SHALL LIMIT THE RECOVERY OF DAMAGES (INCLUDING CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES) TO THE EXTENT SUCH DAMAGES ARE AWARDED TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM FOR WHICH INDEMNIFICATION IS PAYABLE PURSUANT TO Article VII.

9.11           Counterparts; Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

9.12           Attorneys’ Fees. If any Action, claim, suit or proceeding relating to this Agreement or any of the Related Agreements or the enforcement of any provision thereof is brought against any party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

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IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the date first written above.

BUYER:

KNIGHTSCOPE, INC.

By:
Name:
Title:

COMPANY:

EVENT RISK LLC

By:
Name:
Title:

SELLER

Eric Rose, an individual

EXHIBIT A

FORM OF LOCK-UP AGREEMENT

[Attached]

Signature Page to Securities Purchase Agreement

EXHIBIT B

FORM OF EMPLOYMENT DOCUMENT

[Attached]

Signature Page to Securities Purchase Agreement

EXHIBIT C

FORM OF CONFIDENTIALITY AND NON-COMPETE AGREEMENT

[Attached]

Signature Page to Securities Purchase Agreement

EXHIBIT D

FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT

[Attached]

C-1

APPENDIX

Accounting & Earn-Out Definitions

(Attached)

Appendix I - 1

SCHEDULE 1.11

Purchase Price Allocation Methodology

The parties acknowledge and agree that the Purchase Price and the Equity Consideration shall be allocated among the Company’s assets in accordance with the Allocation Methodology set forth below.

Asset Class	Asset Description	Methodology/Principles
I	Cash and Cash Equivalents	GAAP BASIS
II	Actively Traded Personal Property (e.g., certificates of deposits, U.S. government securities, readily marketable stock and securities, and foreign currency	GAAP BASIS
III	Receivables/Payables	GAAP BASIS
IV	Inventory	GAAP BASIS
V	Property & Equipment	GAAP BASIS
VI	Section 197 Intangibles, including any covenants	GAAP BASIS
VII	Goodwill and Going Concern	GAAP BASIS

SCHEDULE 7.2(C)

SPECIFIC INDEMNITIES

1.	any Tax liability, costs, assessments, penalties, damages, and related consequences resulting from or related to misclassifications of employees under applicable law prior to the Closing whereby: (i) payments were made to individual independent contractors (where recipient’s tax identification number reflects a Social Security number); (ii) payments were made to businesses (as opposed to individuals) or (iii) payments were made to vendors who appear to employ multiple individuals, provided that the aggregate amount of all Losses for which Seller shall be liable pursuant to this matter 1 of Section 7.2(c), shall not exceed two million four hundred forty five thousand Dollars ($2,445,000).

2.	any sales and use Taxes (including interest, penalties, additions to tax and additional amounts with respect to any sales and use Tax) imposed on or with respect to the Company attributable to any Pre-Closing Tax Period or required to have been collected or remitted by the Company prior to the Closing Date, in each case with respect to the following jurisdictions: (i) Arkansas, (ii) the District of Columbia, (iii) Florida, (iv) Kentucky, (v) Maryland, (vi) Minnesota, (vii) Nebraska, (viii) New Mexico, (ix) New York, (x) Ohio, and (xi) Texas, provided that the aggregate amount of all Losses for which Seller shall be liable pursuant to this matter 2 of Section 7.2(c), shall not exceed five hundred and forty thousand Dollars ($540,000).